Exhibit 10.7

EMPLOYMENT AGREEMENT

THIS AGREEMENT, dated as of January 31, 2000, and amended as of March 1, 2001 is between EarthWeb Inc., a Delaware corporation (“Company”), with its principal place of business at 3 Park Avenue, New York, NY, and Brian Campbell, an individual residing at                                                       (“Employee”).

In consideration of Company securing the services of Employee and Employee’s undertaking employment with Company, Company and Employee hereby agree to be bound by and comply with the following terms and conditions and agree as follows:

Section 1. At-Will Employment. Employee acknowledges and agrees that his/her employment status is that of an employee-at-will and that Employee’s employment may be terminated by Company or Employee at any time with or without cause, subject to the terms and conditions in the Addendum hereto.

Section 2. Compensation. In consideration of the services to be rendered hereunder, Employee shall be paid in accordance with the Addendum hereto.

Section 3. Employee Inventions and Ideas.

(a) Employee will maintain current and adequate written records on the development of, and disclose to Company, all Inventions (as herein defined). “Inventions” shall mean all ideas, potential marketing and sales relationships, inventions, copyrightable expression, research, plans for products or services, marketing plans, computer software (including, without limitation, source code), computer programs, original works of authorship, characters, know-how, trade secrets, information, data, developments, discoveries, improvements, modifications, technology, algorithms and designs, whether or not subject to patent or copyright protection, made, conceived, expressed, developed, or actually or constructively reduced to practice by Employee solely or jointly with others during the term of Employee’s employment with Company, which refer to, are suggested by, or result from any work which Employee may do during his employment, or from any information obtained from Company or any affiliate of Company.

(b) The Inventions shall be the exclusive property of Company, and Employee acknowledges that all of said Inventions shall be considered as “work made for hire” belonging to Company. To the extent that any such Inventions, under applicable law, may not be considered work made for hire by Employee for Company, Employee hereby agrees to assign and, upon its creation, automatically and irrevocably assigns to Company, without any further consideration, all right, title and interest in and to such materials, including, without limitation, any copyright, other intellectual property rights, moral rights, all contract and licensing rights, and all claims and causes of action of any kind with respect to such materials. Company shall have the exclusive right to use the Inventions, whether original or derivative, for all purposes without additional compensation to Employee. At Company’s expense, Employee will assist Company in every proper way to perfect Company’s rights in the Inventions and to protect the Inventions throughout the world, including, without limitation, executing in favor of Company or any designee(s) of Company patent, copyright, and other applications and assignments relating to the Inventions. Employee agrees not to challenge the validity of the ownership by Company or its designee(s) in the Inventions.

(c) Should Company be unable to secure Employee’s signature on any document necessary to apply for, prosecute, obtain, or enforce any patent, copyright, or other right or protection relating to any Invention, whether due to Employee’s mental or physical incapacity or any other cause, Employee hereby irrevocably designates and appoints Company and each of its duly authorized officers and agents as Employee’s agent and attorney in fact, to act for and in Employee’s behalf and stead and to execute and file any such document, and to do all other lawfully permitted acts to further the prosecution, issuance, and enforcement of patents, copyrights, or other rights or protections with the same force and effect as if executed and delivered by Employee.

Section 4. Proprietary Information.

(a) Employee will not disclose or use, at any time either during or after the term of employment, except at the request of Company or an affiliate of Company, any Confidential Information (as herein defined). “Confidential Information” shall mean all Company proprietary information, technical data, trade secrets, and know-how, including, without limitation, research, product plans, customer lists, customer preferences, marketing plans and strategies, software, developments, inventions, discoveries, processes, ideas, formulas, algorithms, technology, designs, drawings, business strategies and financial data and information, including but not limited to Inventions, whether or not marked as “Confidential.” “Confidential Information” shall also mean any and all information received by Company from customers, vendors and independent contractors of Company or other third parties subject to a duty to be kept confidential.

(b) Employee hereby acknowledges and agrees that all personal property, including, without limitation, all books, manuals, records, reports, notes, contracts, lists, blueprints, and other documents, or materials, or copies thereof, Confidential Information as defined in Section 4(a) above, and equipment furnished to or prepared by Employee in the course of or incident to his employment, including, without limitation, records and any other materials pertaining to Inventions, belong to Company and shall be promptly returned to Company upon termination of employment. Following termination, Employee will not retain any written or other tangible or electronic material containing any Confidential Information or information pertaining to any Invention.

Section 5. Limited Agreement Not to Compete.

(a) While employed by Company and for a period of nine (9) months after the termination of Employee’s employment with Company, Employee shall

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not, directly or indirectly, as an employee, employer, consultant, agent, principal, partner, manager, stockholder, officer, director, or in any other individual or representative capacity, engage or participate in any business that is competitive with the business of Company. Notwithstanding the foregoing, Employee may own less than two percent (2%) of any class of stock or security of any corporation, which competes with Company listed on a national securities exchange.

(b) While employed by Company and for a period of twelve (12) months after the termination of Employee’s employment with Company, Employee shall not, directly or indirectly, solicit for employment any person who was employed by Company at the time of Employee’s termination from Company.

Section 6. Company Resources. Other than incidental personal use, Employee may not use any Company equipment for personal purposes without written permission from Company. Employee may not give access to Company’s offices or files to any person not in the employ of Company without written permission of Company.

Section 7. Post-Termination Period. Because of the difficulty of establishing when any idea, process or invention is first conceived or developed by Employee, or whether it results from access to Confidential Information or Company’s equipment, facilities, and data, Employee agrees that any idea, invention, research, plan for products or services, marketing plan, computer software (including, without limitation, source code), computer program, original work of authorship, character, know-how, trade secret, information, data, developments, discoveries, technology, algorithm, design, patent or copyright, or any improvement, rights, or claims related to the foregoing, shall be presumed to be an Invention if it is conceived, developed, used, sold, exploited or reduced to practice by Employee or with the aid of Employee within one (1) year after termination of employment. Employee can rebut the above presumption if he/she proves that the idea, process or invention (i) was first conceived or developed after termination of employment, (ii) was conceived or developed entirely on Employee’s own time without using Company’s equipment, supplies, facilities, personnel or Confidential Information, and (iii) did not result from or is not derived directly or indirectly, from any work performed by Employee for Company or from work performed by another employee of the Company to which Employee had access.

Section 8. Injunctive Relief. Employee agrees that the remedy at law for any breach of the provisions of Section 3, Section 4 or Section 5 of this Agreement shall be inadequate, the Company will suffer immediate and irreparable harm, and Company shall be entitled to injunctive relief in addition to any other remedy at law which Company may have.

Section 9. Severability. In the event any of the provisions of this Agreement shall be held by a court or other tribunal of competent jurisdiction to be unenforceable, the other provisions of this Agreement shall remain in full force and effect.

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Section 10. Survival. Sections 1, 2, 3, 4, 5, 6, 7, 8, 9, 10, 11, 12, and 14 and the Addendum shall survive the termination of this Agreement.

Section 11. Representations and Warranties. Employee represents and warrants that Employee is not under any obligations to any third party which could interfere with Employee’s performance under this Agreement, and that Employee’s performance of his obligations to Company during the term of his employment with Company will not breach any agreement by which Employee is bound not to disclose any proprietary information including, without limitation, that of former employers; provided that notwithstanding the foregoing, in the event employee determines that an action which the Company requests him to pursue would cause him to so violate any such agreement, so informs the Company, and the Company instructs him to proceed with such action, Employee’s proceeding with such action shall not be deemed to be a violation of this representation and warranty.

Section 12. Governing Law. The validity, interpretation, enforceability, and performance of this Agreement shall be governed by and construed in accordance with the laws of the State of New York without giving effect to its conflict of law rules.

Section 13. Not Used

Section 14. General. This Agreement supersedes and replaces any existing agreement between Employee and Company relating generally to the same subject matter, and may be modified only in a writing signed by the parties hereto. Failure to enforce any provision of the Agreement shall not constitute a waiver of any term herein. This Agreement contains the entire agreement between the parties with respect to the subject matter herein. Employee agrees that he/she will not assign, transfer, or otherwise dispose of, whether voluntarily or involuntarily, or by operation of law, any rights or obligations under this Agreement. Any purported assignment, transfer, or disposition shall be null and void. Nothing in this Agreement shall prevent the consolidation of Company with, or its merger into, any other corporation, or the sale by Company of all or substantially all of its properties or assets, or the assignment by Company of this Agreement and the performance of its obligations hereunder. Subject to the foregoing, this Agreement shall be binding upon and shall inure to the benefit of the parties and their respective heirs, legal representatives, successors, and permitted assigns, and shall not benefit any person or entity other than those enumerated.

Section 15. Employee Acknowledgement. Employee acknowledges (i) that he/she has consulted with or has had the opportunity to consult with independent counsel of his own choice concerning this Agreement and has been advised to do so by the Company, and (ii) that he/she has read and understands the Agreement, is fully aware of its legal effect, and has entered into it freely based.on his own judgment.

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AGREED TO:

EARTHWEB INC.

Sign:	/s/ Scot W. Melland
Date:

BRIAN P. CAMPBELL

Sign:	/s/ Brian P. Campbell
Date:

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Addendum to Employment Agreement – Brian Campbell (employee)

Section 1. Title and Job Description

The Employee shall be employed on a full-time basis, as Vice President and General Counsel and, in such capacity, shall be the chief legal officer of the Company and responsible for the operation of the legal department and any other responsibilities reasonably assigned by the Company from time to time.

In such capacity and in the performance of his or her duties hereunder, the Employee shall as appropriate under the circumstances, report to the board of directors, the chief executive officer, the president, the chief financial officer and/or other select officers, on legal issues affecting the Company and the operation of the legal department.

The Employee shall be located in EarthWeb’s New York offices currently located in New York City or within 40 miles of New York City.

Severance

If, at any time during the first year of the term of the Employment Agreement, (i) Company terminates Employee’s employment without “cause”, or (ii) a “change of control” occurs and thereafter the Employee is terminated, or after a change in control, employee voluntarily terminates his employment with the company for “good reason.” Company shall pay Employee a lump sum equal to fifty percent (50%) of Employee’s annual base salary. If any such event occurs after the first anniversary of the Employment Agreement, Company shall pay Employee a lump sum equal to seventy-five (75%) of Employee’s annual base salary,

For the purpose of this section, “cause” is defined as: embezzlement; misappropriation of funds; conviction of a felony or commission of any act which would rise to the level of a felony; commission of other acts of dishonesty, fraud or deceit; material breach of any provision of this Agreement; habitual or willful neglect of duties; breach of fiduciary duty to the Company involving personal profit; or significant violation of Company policy or other contractual, statutory or common law duties to the Company.

“Good Reason” shall exist if Company, without Employee’s consent, materially reduces Employee’s base salary or total package of annual compensation and benefits, materially diminishes Employee’s position, authority, duties or responsibilities or requires Employee to report to an office that is more than 40 miles from the office to which Employee regularly reports.

Change of Control

For the purpose of this section, a “Change of Control” shall be defined as:

a. sale of all or substantially all the assets of the company.

b. complete merger with or acquisition of another company resulting in which EarthWeb is not the surviving company.

In the event of a “Change of Control,” Employee shall be entitled to additional vesting of fifteen percent (15%) of previously granted unvested stock options.

Section 2. Compensation

In consideration of the services to be rendered hereunder: Employee shall be paid an annual base salary of $175,000 per year plus a bonus (prorated based on period of service in year of hire) of up to 25% of employee’s annual base salary. Bonus compensation will be determined by the Chief Financial Officer and the Board of Directors.

Employee shall receive 40,000 Stock Options to be granted on the administration date following date of employment, made pursuant to the terms and conditions of EarthWeb’s 1998 Stock Incentive Plan, and option-granting documents and subject to approval by the board.

AGREED TO BY:

EARTHWEB INC.

Sign:	/s/ Scot W. Melland
Date:

BRIAN P. CAMPBELL

Sign:	/s/ Brian P. Campbell
Date:

Special Severance Provisions

The following provisions apply only (i) in the event of the occurrence of a Change of Control of the Company and (ii) to the extent that the net after-tax amount of severance payable pursuant to this First Amendment exceeds the net after-tax amount of severance payable under the change of control protections, if any, contained in the Employment Agreement.

Section 1. Severance. In lieu of any severance pay or severance benefits otherwise payable to the Employee under any plan, policy, program or arrangement of the Company or its subsidiaries, the following shall apply:

(a) If there is a Termination (as herein defined) of the Employee’s employment with the Company at any time within twelve (12) months after the occurrence of a Change of Control (as herein defined), such Employee shall be entitled to receive a lump-sum severance payment equal to (i) one hundred percent (100%) of such employee’s then current salary plus (ii) the amount of such employee’s most recently paid regular bonus (excluding special bonuses) attributable to a full calendar year’s service to the Company (or, if higher, the amount of the bonus attributable to a calendar year’s service which was paid to the Employee immediately prior to the Change of Control). All outstanding Stock Options granted to the Employee which are not vested and exercisable as of the date of Termination shall become vested and exercisable as of such date and shall remain exercisable for the periods prescribed in the Stock Option Plan. The Employee, such Employee’s spouse and eligible dependents will continue to be provided with medical and dental benefits for the twelve (12)-month period following such Employee’s Termination on the same basis as provided to active employees of the Company. Following such twelve (12)-month period, the Employee, such Employee’s spouse and eligible dependents will begin eligibility for continuation of medical and dental coverage in accordance with Section 4980B of the Internal Revenue Code of 1986, as amended (the “Code”). The Employee shall have no duty to mitigate damages by seeking other employment. The Company shall have no right to offset hereunder with respect to any compensation or benefits received by the Employee from or in connection with any employment subsequent to such Employee’s Termination of employment with the Company.

(b) If the Employee voluntarily terminates employment with the Company for any reason other than “Good Reason” (as herein defined) during the twelve (12)-month period following a Change of Control as described in Section 2(a) below, the Employee will not be entitled to any severance payment or acceleration of the vesting of any unvested Stock Options.

Section 2. Definitions.

(a) For purposes of these Special Severance Provisions only, a “Change of Control” of the Company shall be deemed to have occurred if at any time on or after the date of the Employment Agreement one or more of the following events shall have occurred:

(i) the direct or indirect acquisition by any person or related group of persons (other than an acquisition from or by the Company or by a Company-sponsored employee benefit plan or by a person that directly or indirectly controls, is controlled by, or is under common control with, the Company) of beneficial ownership (within the meaning of Rule 13d-3 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)) of securities possessing more than fifty percent (50%) of the total combined voting power of the Company’s outstanding securities; or

(ii) any stockholder-approved transfer or other disposition of all or substantially all of the Company’s assets; or

(iii) the Company adopts any plan of liquidation providing for the distribution of all or substantially all of its assets; or

(iv) the consummation by the Company of a reorganization, merger or consolidation or sale or other disposition of all or substantially all of the assets of the Company or the acquisition of assets or stock of another corporation (a “Business Combination”), in each case, unless, following such Business Combination, (a) all or substantially all of the individuals and entities who were the beneficial owners, respectively, of the outstanding common stock and outstanding company voting securities immediately prior to such Business Combination beneficially own, directly or indirectly, more than 60% of, respectively, the then outstanding shares of common stock and the combined voting power of the then outstanding voting securities entitled to vote generally in the election of directors, as the case may be, of the corporation resulting from such Business Combination (including, without limitation, a corporation which as a result of such transaction owns the Company or all or substantially all of the Company’s assets either directly or through one or more subsidiaries) in substantially the same proportions as their ownership, immediately prior to such Business Combination of the outstanding Company common stock and outstanding Company voting securities, as the case may be, (b) no person (excluding any corporation resulting from such Business Combination or any employee benefit plan (or related trust) of the Company or such corporation resulting from such Business Combination) beneficially owns, directly or indirectly, 20% or more of, respectively, the then outstanding shares of common stock of the corporation resulting from such Business Combination or the combined voting power of the then outstanding voting securities of such corporation except to the extent that such ownership existed prior to the Business Combination and (c) at least a majority of the members of the board of directors of the corporation resulting from such Business Combination were members of the incumbent board at the time of the execution of the initial agreement, or of the action of the board of directors, providing for such Business Combination; or

(v) a change in the composition of the Board over a period of thirty-six (36) months or less such that a majority of the Board members (rounded up to the next whole number) ceases, by reason of one or more contested elections for Board membership, to be comprised of individuals who are continuing directors.

(b) For purposes of these Special Severance Provisions only, “Cause” shall mean (i) embezzlement by the Employee, (ii) misappropriation by the Employee of funds of the Company, (iii) conviction of a felony, (iv) commission of any other act of dishonesty which causes material economic harm to the Company, (v) acts of fraud or deceit by the Employee which causes material economic harm to the Company, (vi) material breach of any provision of the Employment Agreement by the Employee, (vii) willful failure by the Employee to substantially perform such Employee’s duties hereunder, (viii) willful breach of fiduciary duty by the Employee to the Company involving personal profit or (ix) significant violation of Company policy of which the Employee is made aware (or such Employee should reasonably be expected to be aware) or other contractual, statutory or common law duties to the Company. No act, or failure to act on the part of the Employee, shall be deemed willful unless it is done, or omitted to be done, by the Employee in bad faith or without reasonable belief that the Employee’s action or omission was in the best interests of the Company.

(c) For purposes of these Special Severance Provisions only, “Good Reason” shall mean (i) a diminution in the responsibilities, title, duties and reporting lines of the Employee compared to those existing immediately prior to a Change of Control, (ii) a reduction in salary, incentive compensation and other employee benefits of the Employee compared to those existing immediately prior to the Change of Control, (iii) relocation of the Employee to an office more than 40 miles from the principal office at which the Employee is employed immediately prior to the Change of Control, (iv) any breach by the Company of the Employment Agreement or (v) the failure of any successor to assume, in writing, all obligations under the Employment Agreement (including these Special Severance Provisions thereto).

(d) For purposes of these Special Severance Provisions only, “Termination” shall mean termination of the Employee’s employment without Cause or by the Employee for Good Reason.

Section 3. Excise Tax. In the event that the Employee becomes entitled to the payments and benefits provided in Section 1 (the “Severance Payments”) of these Special Severance Provisions, if any of the Severance Payments will be subject to the excise tax (the “Excise Tax”) imposed under Section 4999 of the Code, the Company shall pay to the Employee an additional amount (the “Gross-Up Payment”) such that the net amount retained by the Employee, after deduction of any Excise Tax on the Severance Payments and any Federal, state and local income and employment tax and Excise Tax upon the payments and benefits provided for by Section 3 of these Special Severance Provisions, shall be equal to the Severance Payments. For purposes of determining whether any of the Severance Payments will be subject to the Excise Tax and the amount of such Excise Tax, (i) any other payments or benefits received or to be received by the Employee in connection with a change in ownership or control (within the meaning of section 280G of the Code and the regulations promulgated thereunder) of the Company or the Employee’s termination of employment by the Company without Cause or by the Employee for Good Reason (whether pursuant to the terms of the Employment Agreement and these Special Severance Provisions or any other plan, arrangement or agreement with the Company, any person whose actions result in a change of control or any person affiliated with the Company or such person) shall be treated as “parachute payments” within the meaning of section 280G(b)(2) of the Code, and all “excess parachute payment” within the meaning of section 280G(b)(1) of the Code shall be treated as subject to the Excise Tax, unless in the opinion of tax counsel selected by the Company’s’ independent auditors and reasonably acceptable to the Employee such other payments or benefits (in whole or in part) do not constitute parachute payments, including by reason of Section 280G(b)(4)(A) of the Code, or such excess parachute payments (in whole or in part) represent reasonable compensation for services actually rendered, within the meaning of section 280G(b)(4)(B) of the Code, in excess of the “base amount” allocable to such reasonable compensation, or are otherwise not subject to the Excise Tax, (ii) the amount of the Severance Payments which shall be treated as subject to the Excise Tax shall be equal to the lesser of (A) the total amount of the Severance Payments or (B) the amount of excess parachute payments within the meaning of section 280G(b)(1) of, the Code (after applying clause (i), above), and (iii) the value of any non-cash benefits or any deferred payment or benefit shall be determined by the Company’s independent auditors in accordance with the principles of sections 280G(d)(3) and (4) of the Code. For purposes of determining the amount of the Gross-Up Payment, the Employee shall be deemed to pay Federal income taxes at the highest marginal rate of Federal income taxation in the calendar year in which the Gross-Up Payment is to be made and state and local income taxes at the highest marginal rate of taxation in the state and locality of the Employee’s residence on the date of termination, net of the maximum reduction in Federal income taxes which could be obtained from the deduction of such state and local taxes.

Section 4. All amounts payable hereunder shall be subject to and paid net of, all required withholding taxes.

Section 5. Except as otherwise expressly amended by these Special Severance Provisions, the Employment Agreement remains in full force and effect and the Employment Agreement as amended herein shall comprise the terms of Employee’s employment with the Company.

AGREED TO BY:

EARTHWEB INC.

Sign:	/s/ Scot W. Melland

BRIAN P. CAMPBELL

Sign:	/s/ Brian P. Campbell